FOR IMMEDIATE RELEASE

Colm Kelleher elected to Norfolk Southern board of directors

NORFOLK, Va., Jan. 22, 2019 – Thomas C. “Colm” Kelleher has been elected a director of Norfolk Southern Corporation (NYSE: NSC) effective Jan. 22, Chairman, President and CEO James A. Squires announced today.

Kelleher, 61, is president of Morgan Stanley, a leading global financial services firm providing investment banking, securities, wealth management, and investment management services. He also serves as chairman and chief executive officer of Morgan Stanley Bank, N.A. Kelleher has been appointed to the Norfolk Southern board’s Finance and Risk Management Committee and will serve as an independent director.

At Morgan Stanley, Kelleher is responsible for the company’s institutional securities business and wealth management. Prior to being named president in 2016, Kelleher served as president of Morgan Stanley Institutional Securities and CEO of Morgan Stanley International, overseeing the firm’s businesses outside of the U.S. and its institutional securities business globally. As chief financial officer and co-head of corporate strategy, between 2007 and 2009, he helped guide the firm through the financial crisis and managed the company’s capital and liquidity during a period of extreme economic instability. Earlier, he was head of global capital markets.

“Colm brings deep knowledge of and invaluable experience in finance, accounting, and strategic planning, in addition to government relations,” Squires said. “He is a welcome and valued addition to the Norfolk Southern board.”

Since joining Morgan Stanley in 1989, Kelleher has worked in the U.S., Europe, and Asia Pacific. He graduated with a Master of Arts degree in history from Oxford University and qualified as a Chartered Accountant at Arthur Andersen & Co., where he served before Morgan Stanley.

Kelleher is a Fellow of the Institute of Chartered Accountants and serves on the board of Americans for Oxford. He is a member of Oxford Vice‐Chancellor’s Circle, TheCityUK Advisory Council, the British Museum Advisory Board, and the International Advisory Council of the China Securities Regulatory Commission. He is an Honorary Fellow of Oriel College, Oxford.

About Norfolk Southern
Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Media Inquiries:
Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:
Clay Moore, 757-629-2861 (clay.moore@nscorp.com)

http://www.norfolksouthern.com

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